[LETTERHEAD OF HEARX LTD.]






                        January 26, 1996


VIA FEDERAL EXPRESS

Howard J. Bergman, Esq.
Senior Counsel
Minnesota Mining and Manufacturing Company
Legal Department
3M Center Bldg. 220-11E-03
St. Paul, Minnesota 55144

          Re:  HEARx Ltd.; Senior Preferred Stock Series E

Dear Mr. Bergman:

          Enclosed is stock certificate number 0011E evidencing 6,472 shares of Senior Preferred Stock, Series E which has been issued by HEARx Ltd. (the "Company") to Minnesota Mining and Manufacturing Company ("3M") pursuant to the Agreement between the Company and 3M dated May 1, 1995 and the subsequent Stock Purchase Agreement dated July 24, 1995, both as amended by the letter agreement between the Company and 3M dated December 21, 1995. Please allow this letter to confirm your agreement that upon the issuance of the enclosed stock certificate to you, 3M will waive any default by the Company in not having issued and delivered this stock to 3M prior to the date hereof.

          Thank you for your cooperation in this matter.

                                   Sincerely,


                                   /s/ Paul A. Brown
                                   Paul A. Brown, M.D.
                                   Chairman of the Board